Exhibit 4.6

DIRECTOR WARRANT AGREEMENT

between

PERSHING SQUARE TONTINE HOLDINGS, LTD.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Dated July     , 2020

TABLE OF CONTENTS

		Page

1	Appointment of Warrant Agent	2

2	Director Warrants	3

3	Terms and Exercise of Director Warrants	5

4	Adjustments	8

5	Transfer and Exchange of Director Warrants	17

6	Other Provisions Relating to Rights of Holders of Director Warrants	18

7	Concerning the Warrant Agent and Other Matters	19

8	Miscellaneous Provisions	21

-i-

THIS DIRECTOR WARRANT AGREEMENT (this “Agreement”), dated as of July [    ], 2020, is by and between

(1)	PERSHING SQUARE TONTINE HOLDINGS, LTD., a Delaware corporation (“Pershing Square Tontine Holdings”); and

(2)	CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”);

WHEREAS, Pershing Square Tontine Holdings is engaged in an initial public offering (the “Offering”) of units of its equity securities (the “Units”) for the purposes of financing its initial business combination through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Pershing Square Tontine Holdings and one or more businesses (the “Business Combination”);

WHEREAS, each Unit to be sold in the Offering will be comprised of one share of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and one-ninth of one redeemable warrant (the “Distributable Redeemable Warrants”), and, in connection therewith, Pershing Square Tontine Holdings has determined to issue and deliver up to 200,000,000 shares of Class A Common Stock and 22,222,222 Distributable Redeemable Warrants to public investors in the Offering, and with each share of Common Stock sold in the Offering that is not redeemed in connection with the initial Business Combination having the right to receive, on a pro rata basis, a distribution of a fixed number of redeemable warrants (the “Distributable Tontine Redeemable Warrants,” and collectively, with the Distributable Redeemable Warrants, the “Redeemable Warrants”) and, in connection therewith has determined to issue and deliver (in the event that an initial Business Combination is to occur) 44,444,444 Distributable Tontine Redeemable Warrants;

WHEREAS, on June 21, 2020, the Company entered into that certain Forward Purchase Agreement (the “Forward Purchase Agreement”) with Pershing Square, L.P., a Delaware limited partnership, Pershing Square International, Ltd., a Cayman Islands exempted company, and Pershing Square Holdings, Ltd., a Guernsey company (the “Forward Purchasers”) pursuant to which each of the Forward Purchasers will purchase units (the “Forward Purchase Units”) for a minimum aggregate purchase price of $1,000,000,000, and may elect to purchase additional Forward Purchase Units for an aggregate purchase price of up to $2,000,000,000 (or such greater amount as determined pursuant to the Forward Purchase Agreement), with each Forward Purchase Unit having a purchase price of $20.00 and consisting of one share of the Class A Common Stock and one-third of one warrant (the “Forward Purchase Warrants”) in one or more private placement transactions to occur in such amounts and at such time or times as the Forward Purchasers determine, but no later than simultaneously with the closing of the Company’s initial Business Combination;

WHEREAS, as a result of the initial Business Combination, and immediately following the transactions occurring in connection therewith in order to effect the initial Business Combination, the continuing publicly traded corporation may be either Pershing Square Tontine Holdings or another entity (the “Company,” with respect to both Pershing Square Tontine Holdings, prior to the initial Business Combination, and with respect to the continuing publicly traded corporation, following the initial Business Combination);

WHEREAS, on July [●], 2020, the Company entered into that certain Sponsor Warrant Purchase Agreement (the “Sponsor Warrant Purchase Agreement”) with Pershing Square TH Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor will purchase warrants in a private placement simultaneously with the closing of the Offering, exercisable for a number of shares of Common Stock (as defined below) and on such terms as set forth herein, bearing the legend set forth in Exhibit B hereto (the “Sponsor Warrants”) at a purchase price of $65,000,000 (the “Sponsor Warrant Purchase Price”);

WHEREAS, on July [●], 2020, the Company entered into that certain Director Warrant Purchase Agreement among the Company and certain of its independent directors (each, a “Director Warrant Purchase Agreement”), pursuant to which each such director will purchase, in a private placement occurring simultaneously with the closing of the Offering, a warrant (a “Director Warrant”), for a purchase price of up to $812,500, with an aggregate purchase price for all Director Warrants to be issued of $2,837,500 which will be exercisable for a number of shares of Common Stock as provided in that certain Director Warrant Agreement, dated July [●], 2020, between the Company and the Warrant Agent;

WHEREAS, the Company filed with the Securities and Exchange Commission (the “Commission”) on June 22, 2020 a registration statement on
Form S-1, File No. 333-239342, as may be amended (the “Registration Statement”), and will file a prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Redeemable Warrants and Class A Common Stock comprising the Units and the contingent right to receive the Distributable Tontine Redeemable Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Director Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Director Warrants, the terms upon which it shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holder of the Director Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Director Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1	APPOINTMENT OF WARRANT AGENT

The Company hereby appoints the Warrant Agent to act as agent for the Company for the Director Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2	DIRECTOR WARRANTS

2.1	Form of Director Warrant. The Director Warrants shall be issued in registered form only.

2.2

Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, the Director Warrants shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3	Registration.

(a)

Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Director Warrants. Upon the initial issuance of the Director Warrants in book-entry form, the Warrant Agent shall issue and register the Director Warrants in the name of the respective holder thereof in accordance with instructions delivered to the Warrant Agent by the Company.

A physical certificate, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Director Warrant shall have ceased to serve in the capacity in which such person signed the Director Warrant before such Director Warrant is issued, it may be issued with the same effect as if he, she or they had not ceased to be such at the date of issuance.

(b)

Registered Holder. Prior to due presentment for registration of transfer of any Director Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Director Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Director Warrant (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4

Common Stock and Director Warrant Shares. The term “Common Stock” as used in this Agreement shall refer to the Class A Common Stock of Pershing Square Tontine Holdings prior to the initial Business Combination, and thereafter to (i) the Class A Common Stock of Pershing Square Tontine Holdings if Pershing Square Tontine Holdings is the continuing publicly traded corporation following the initial Business Combination, (ii) the common stock, membership interests, units, or other equity security representing the share capital of the continuing publicly traded corporation following the initial Business Combination, if such entity is not Pershing Square Tontine Holdings, or (iii) such other equity security as agreed upon in writing by the Registered Holders of the Director Warrants representing 50% of the shares issuable upon the exercise of the then-outstanding amount of the Director Warrants and the Company. The term “Director Warrant Shares” refers to any shares of Common Stock issuable upon an exercise of a Director Warrant as provided in Section 3.1 of this Agreement.

2.5

Fractional Director Warrants. The Registered Holder of a Director Warrant shall be entitled to the same rights in respect of a fractional Director Warrant as the Registered Holder would have in respect of a whole Director Warrant, including with respect to exercise, transfer and registration rights, except as otherwise provided in this Agreement. Except as provided otherwise in this Agreement, references to the Director Warrants shall include both whole and fractional Director Warrants.

A Registered Holder shall indicate whether it intends to exercise their Director Warrants in part or in whole by indicating the number of Director Warrant Shares for which the Director Warrants are to be exercised (with respect to each such exercise, the “Exercise Shares”) on the subscription form set forth in the Director Warrants (the “Subscription Form”). The aggregate Number of Director Warrant Shares issuable upon exercise of the remaining and unexercised Director Warrants, taking into account all previous exercises of the Director Warrant and any adjustments pursuant to Section 4 of this Agreement (the “Remaining Shares”), shall be reflected in book-entry form or on a physical certificate as provided in Section 3.3(b) of this Agreement.

2.6	No Redemption. The Director Warrants shall not be redeemable by the Company other than as specified in Section 4.4.

2.7

Transfer Restrictions. The Director Warrants and any Director Warrant Shares, so long as such securities are held by a purchasing Director or any of his or her Permitted Transferees (as defined below), may not be transferred, assigned or sold until the earlier of (i) three (3) years after the completion by the Company of an initial Business Combination or (ii) subsequent to the initial Business Combination, the Company’s liquidation, merger, capital stock exchange, reorganization, business combination or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided, however, that the Director Warrant and any Director Warrant Shares may be transferred, in whole or in part, to:

(a)	any director or officer of the Company, or entity that is managed by Pershing Square Capital Management, L.P., a Delaware limited partnership;

(b)

in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate or such person, or to a charitable organization;

(c)	in the case of an individual, by virtue of laws of descent and distribution upon the death of the individual; or

(d)	in the case of an individual, pursuant to a qualified domestic relations order;

provided, however, that in the case of each of (a) through (c) above, such transferees (the “Permitted Transferees”), must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

If a fractional Director Warrant is transferred prior to the determination of the number of total Director Warrant Shares pursuant to Section 3.1 of this Agreement, such transfer shall be made with respect to a percentage of such Director Warrant, and such percentage will be reflected accordingly in the Warrant Register and on any physical certificates issued in connection with such purchases. Any such fractional Director Warrant shall be exercisable for that number of Director Warrant Shares equal to the percentage reflected in the Warrant Register and on the physical certificate for such fractional Director Warrant, multiplied by the number of total Director Warrant Shares, as to be determined pursuant to Section 3.1, and subject to the adjustments provided in Section 4 hereof and the last sentence of Section 3.1.

3	TERMS AND EXERCISE OF DIRECTOR WARRANTS

3.1

Warrant Price and Common Stock Issuable Upon Exercise. The Director Warrants shall be countersigned by the Warrant Agent and the Director Warrants shall entitle the Registered Holder thereof, subject to the provisions of the Director Warrants and of this Agreement, to purchase from the Company:

(a)

that number of shares of Common Stock equal to the product of (i) the percentage obtained by dividing (A) the purchase price of such Director Warrant by (B) $3,250,000 and (ii) the product of (A) 0.2975% and (B) the number of shares of Common Stock that are outstanding immediately following the initial Business Combination on a Fully Diluted Basis (as defined below) (such product, the “Number of Director Warrant Shares”); or

(b)

upon a partial exercise the partial Director Warrants, the number of Exercise Shares indicated on the Subscription Form, not to exceed the number of Remaining Shares covered by such Director Warrants at the time of such exercise, in each case, at the price of $24.00 per share of Common Stock, subject to the adjustments provided in Section 4 hereof and the last sentence of this Section 3.1.

The term “Fully Diluted Basis” as used in this Agreement shall mean, at the time immediately following the initial Business Combination, (i) the number of shares of Common Stock outstanding plus (ii) (x) the gross number of shares of Common Stock issuable upon the exercise of any warrants of the Company, including, without limitation, the Redeemable Warrants, Forward Purchase Warrants, Sponsor Warrants and Director Warrants, (y) the gross number of shares of Common Stock issuable upon the exercise of any stock options issued by the Company and (z) the gross number of shares underlying any other instrument issued by the Company (whether debt or otherwise) that is convertible or exercisable into or otherwise tracks the performance of shares of Common Stock (including any equity or equity-based award, including, without limitation, stock appreciation rights, restricted stock, restricted stock units, performance stock units, or phantom stock units), in each case with respect to those such securities that are outstanding or committed to be issued at the time immediately following the initial Business Combination, and without regard to whether such security is exercisable, convertible or “in-the-money” at the time immediately following the initial Business Combination, and without regard as to whether fewer shares of Common Stock may actually be issued as a result of any tax withholding, “cashless” or “net exercise” procedure.

The term “Warrant Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Director Warrant is exercised (initially $24.00 in cash, as described above, or by payment pursuant to a “cashless exercise”), as adjusted by the provision of Sections 4 from time to time. Upon such adjustments in Section 4, the “Warrant Price (Adjusted)” (as determined by Section 4) will become the Warrant Price, and Section 4 will apply to successive warrant price adjustments. In no case will any adjustment herein increase the Warrant Price (other than as provided by Section 4.2 or as is necessary to undo an adjustment for a corporate event that was announced but not consummated).

The Number of Director Warrant Shares shall be adjusted by the provisions of Section 4 from time to time. Upon such adjustments in Section 4, the “Number of Director Warrant Shares (Adjusted)” (as determined by Section 4) will become the Number of Director Warrant Shares, and Section 4 will apply to successive number of Director Warrant adjustments. In no case will any adjustment herein decrease the Number of Director Warrant Shares (other than as provided by Section 4.2 or as is necessary to undo an adjustment for a corporate event that was announced but not consummated).

3.2

Duration of Director Warrant. The Director Warrants may be exercised only during the period (the “Exercise Period”) commencing on the date that is three (3) years after the first date on which the Company completes its initial Business Combination (or such earlier time as it becomes freely transferrable under Section 2.7(ii)), and terminating at 5:00 p.m., New York City time on the date that is ten (10) years after the date on which the Company completes its initial Business Combination (the “Expiration Date”). Any portion of any Director Warrant not exercised at or before 4:59 p.m. New York City time on the Expiration Date shall be deemed automatically exercised at 4:59 pm New York City time on the Expiration Date pursuant to Section 3.3(a)(ii) if the FMV (as defined below) of the Common Stock on the Expiration Date exceeds the Warrant Price. Otherwise, any portion of any Director Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date.

3.3	Exercise of Director Warrants.

(a)

Payment. The Director Warrants may be exercised for cash or on a cashless basis. Subject to the provisions of the Director Warrant and this Agreement, a Director Warrant may be exercised by the Registered Holder thereof, in whole or in part, by surrendering the physical certificate, if any, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, and by providing the Subscription Form set forth in such Director Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock indicated on the Subscription Form and as to which such Director Warrant is exercised and any and all applicable taxes due in connection with the exercise of such Director Warrant. The exchange of such Director Warrant for Director Warrant Shares and the issuance of such shares shall be effected as follows:

(i)	in lawful money of the United States, by wire transfer or in good certified check or good bank draft payable to a Company account at the Warrant Agent; or

(ii)	by surrendering the Director Warrant for that number of Director Warrant Shares to be received calculated as:

Director Warrant Shares	=	(ES*(FMV–WP))
FMV

Where:

ES is the number of Exercise Shares;

WP is the Warrant Price immediately prior to such exercise; and

FMV is the average of the daily volume-weighted average trading prices of the Common Stock during the 10 consecutive trading days ending on the third trading day prior to the date on which notice of exercise of the Director Warrant is sent to the Warrant Agent.

(b)

Issuance of Director Warrant Shares on Exercise. As soon as practicable after any exercise of a Director Warrant and the clearance of the funds in payment of the Warrant Price (if payment is made pursuant to subsection 3.3(a)(i)), the Company shall issue to the Registered Holder of such Director Warrant a book-entry position (including in DTCC, if requested by the Registered Holder) or certificate, as applicable, for the number of full shares of Common Stock to which it is entitled, registered in such name or names as directed by such Registered Holder, and if such Director Warrant shall not have been exercised in full, a new book-entry position or countersigned Director Warrant, as applicable, for the Remaining Shares as to which such Director Warrant shall not have been exercised. The Company shall not be obligated to issue any Director Warrant Shares unless the Common Stock issuable upon such exercise has been registered, qualified or deemed to be exempt from registration or qualification under applicable securities laws (including by way of a private placement, if applicable).

(c)	Valid Issuance. All shares of Common Stock issued upon the proper exercise of any Director Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

(d)

Date of Issuance. Each entity in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the corresponding Director Warrant, or book-entry position representing such Director Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Director Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the open of business on the next succeeding date on which the share transfer books or book-entry system are open.

(e)

Maximum Percentage. A Registered Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3(e); however, no such Registered Holder shall be subject to this subsection 3.3(e) unless it makes such election. If the election is made, the Warrant Agent shall not effect such exercise, and such Registered Holder shall not have the right to exercise such Director Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates) would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Director Warrants with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Director Warrants beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Director Warrants, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of a Registered Holder, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Director Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4	ADJUSTMENTS

4.1	Share Capitalizations, Split-Ups and Dividends.

(a)

If, at any time following the date hereof and while any amount of any Director Warrant is outstanding and unexpired, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a reclassification of shares or a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, which in any case does nothing other than to increase the number of shares of outstanding Common Stock, then, on the effective date of such event, the Warrant Price shall be adjusted (to the nearest cent) as follows:

Warrant Price (Adjusted)	= WP *	A
B

Where:

WP is the Warrant Price immediately prior to such event;

A is the number of shares of Common Stock outstanding immediately prior to such event; and

B is the number of shares of Common Stock outstanding immediately following such event.

If any event requiring adjustment under this subsection 4.1(a) occurs at any time following the initial Business Combination, the Number of Director Warrant Shares shall be adjusted as follows:

Number of Director Warrant Shares (Adjusted) = DWSPre *	B
A

Where:

DWSPre means the Number of Director Warrant Shares immediately prior to such event;

and,

A and B are each as defined above.

(b)

If the Company, at any time following the date hereof and while any amount of any Director Warrant is outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets (excluding in connection with a “spin-off” transaction, the consequences of which are as set forth in section 4.10 below, and excluding in connection with a “rights offering” transaction, the consequences of which are set forth in section 4.11 below) to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Director Warrants are, or would be, convertible), other than as described in subsection 4.1(a) above, (any such non-excluded event being referred to herein as a “Dividend”), then the Warrant Price shall be adjusted as follows:

Warrant Price (Adjusted) =	WP
Dividend Ratio

Where:

WP means the Warrant Price in effect immediately preceding the ex-date of such Dividend;

Dividend Ratio =	RL	;
RL-DV

RL means “Reference Level” which is the closing price of the Common Stock on the trading day immediately preceding the relevant ex-date date; and

DV means “Dividend Value” which is (i) with respect to any cash component of such Dividend, such amount of cash, and (ii) with respect to any component of such Dividend in the form of securities or assets other than cash (other than the Common Stock), the fair market value (as determined by the Board, in good faith) of such securities or assets, as paid on each share of Common Stock in respect of such Dividend.

If any event requiring adjustment under this subsection 4.1(b) occurs at any time following the initial Business Combination, the Number of Director Warrant Shares shall be adjusted as follows:

Number of Director Warrant Shares (Adjusted) = DWSPre * Dividend Ratio

Where:

DWSPre means the Number of Director Warrant Shares immediately prior to such event; and

Dividend Ratio is as defined above.

The adjustments in this subsection 4.1(b) shall be made successively whenever such Dividends occur.

If a Dividend includes Common Stock, the Warrant Price and the number of shares of Common Stock issuable upon exercise of the Director Warrant will first be adjusted as provided in subsection 4.1(a) above with respect to the Common Stock portion of the Dividend, and be further adjusted as provided in this subsection 4.1(b) with respect to the remaining portion of the Dividend.

In the event that any such adjustment(s) result in a Warrant Price that is less than zero, the Company will determine an adjustment to the terms of the Director Warrants that addresses the economic consequences of the dividend(s) or distribution(s) that would have, but for this clause, resulted in the Warrant Price being less than zero.

4.2

Aggregation of Shares. If, at any time following the date hereof and while any amount of any Director Warrant is outstanding and unexpired, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, which in any case does nothing other than to decrease the number of shares of outstanding Common Stock, then, on the effective date of such event, the Warrant Price shall be adjusted (to the nearest cent) as follows:

Warrant Price (Adjusted) = WP *	A
B

Where:

WP is the Warrant Price immediately prior to such event;

A is the number of shares of Common Stock outstanding immediately prior to such event; and

B is the number of shares of Common Stock outstanding immediately following such event.

If any event requiring adjustment under this Section 4.2 occurs at any time following the initial Business Combination, the Number of Director Warrant Shares shall be adjusted as follows:

Number of Director Warrant Shares (Adjusted) = DWSPre *	B
A

Where:

DWSPre means the Number of Director Warrant Shares immediately prior to such event;

and,

A and B are each as defined above.

4.3

Raising of Capital in Connection with the Initial Business Combination. If (x) the Company issues additional shares of Common Stock, equity-linked securities or any other instrument that is convertible or exercisable into, or exchangeable for, Common Stock for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $18.40 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Board (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances, the Offering, the Forward Purchase Agreement and any interest thereon, net of redemptions) that are available for the funding of the Company’s initial Business Combination on the date of the completion of the Company’s initial Business Combination, and (z) the volume-weighted average trading price of shares of Common Stock during the twenty (20) trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $18.40 per share, the Warrant Price will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price. If at or prior to the initial Business Combination there is an adjustment to the Warrant Price pursuant to another provision in this Article 4, the $18.40 per share noted in the prior sentence shall be adjusted in the same manner.

4.4

Replacement of Securities upon Reorganization, etc. At any time following the date hereof, in case of any reclassification or reorganization of the outstanding shares of Common Stock (other than in connection with a change under subsections 4.1(a) or 4.1(b) or Section 4.2 hereof or a change that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company into another type of entity (other than a merger or consolidation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, a Registered Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Director Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of securities, cash or other property receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that such Registered Holder would have received if such holder had exercised its Director Warrants immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other property receivable upon such consolidation or merger, then the kind and amount of securities, cash or other property constituting the Alternative Issuance for which the Director Warrants shall become exercisable shall be deemed to be the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that provides the greatest value to a Registered Holder (as determined by the Company), and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, a Registered Holder shall be entitled to receive as the Alternative Issuance, the highest amount of securities, cash or other property to which such holder would actually have been entitled as a stockholder if such Registered Holder had exercised the Director Warrants prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer.

If a transaction of the sort described in this Section 4.4 results in an Alternative Issuance that includes anything other than common stock or other equivalent equity securities of the company surviving the transaction (“Qualified Common Stock”), the Registered Holders of a majority of the Sponsor Warrants may elect, by notice to the Company at any time before effectiveness of the transaction, to require the Company or its successor to redeem for cash the portion of the Director Warrants that are exercisable for the non-Qualified Common Stock components of the Alternative Issuance they specify in the notice (the “Redeemable Components”). In that case, (a) the Director Warrants shall be split in two, with one warrant (the “Redeemable Warrant”) being exercisable solely for the Redeemable Components and the other warrant (the “Continuing Director Warrant”) being exercisable solely for the components of the Alternate Issuance other than the Redeemable Components, and (b) the aggregate Warrant Price shall be apportioned between those two warrants in accordance with the relative value of the components underlying each at the effective date of the transaction (as determined in good faith by the Board). The Company shall then be required to redeem the Redeemable Warrants for cash, as soon as practicable (and in any event no later than 5 trading days) after determination of the Director Warrant Value pursuant to the following paragraph, at a price equal to the Director Warrant Value times the percentage of the value of the Alternate Issuance represented by the Redeemable Components (in each case at the effectiveness of the transaction and in each case as determined in good faith by the Board).

The Director Warrant Value shall be determined as follows: The Company and the Registered Holders of a majority of the Director Warrants shall, within ten days after the effectiveness of the transaction, each choose an Independent Appraiser (as defined below), and the two Independent Appraisers shall, within ten days of their appointment, choose a third Independent Appraiser (the “Third Independent Appraiser”). All three Independent Appraisers will independently calculate, using the Agreed Model (the “Agreed Model”) as set forth in the 2002 ISDA Equity Derivative Definitions (except to the extent that the relevant Independent Appraiser determines to depart from that model due to anomalies in the circumstances that it believes require the departure in order to arrive at a fair valuation), the value of the Director Warrants and provide that valuation to the Company and the Registered Holders within ten days after selection of the Third Independent Appraiser. The Director Warrant Value will be the average of (x) the value calculated by the Third Independent Appraiser and (y) the value calculated by the Independent Appraiser which is closest to the value calculated by the Third Independent Appraiser. The determination of the Director Warrant Value shall be conclusive and binding on the parties, absent manifest error. As used herein, “Independent Appraiser” means a leading dealer that trades equity derivatives with substantial experience in valuing securities like the Director Warrants. The fees and expenses of each party’s chosen Independent Appraiser shall be borne by such party, and the fees and expenses of the Third Independent Appraiser shall be split equally between the Company and the Registered Holder(s).

If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1(a), then such adjustment shall be made pursuant to subsection 4.1(a) or Sections 4.2 and this Section 4.4.

The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers, tender offers or exchange offers.

4.5

Notices Regarding Director Warrants. Upon every adjustment to the Warrant Price, the Company shall give written notice thereof to the Warrant Agent, which notice shall state, as applicable, the Warrant Price resulting from such adjustment and the increase or decrease in the Number of Director Warrant Shares purchasable at such price upon exercise of the Director Warrants, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the initial determination of the Number of Director Warrant Shares issuable upon exercise of the Director Warrants pursuant to Section 3.1, and upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4 in connection with which an adjustment is made to the Warrant Price or the Number of Director Warrant Shares issuable, the Company shall give written notice of the occurrence of such event to each Registered Holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6

No Fractional Shares. All adjustments made pursuant to this Article Four shall be made to the fifth decimal point with the fifth decimal rounded up if the sixth decimal is five or greater and shall cumulate to avoid the issuance of fractional shares.

Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon any exercise of the Director Warrants, and holders of the Director Warrants may only indicate a whole number of shares of Common Stock on the subscription form provided in connection with any exercise thereof. If the Number of Director Warrant Shares issuable, as determined pursuant to Section 3.1 of this Agreement and as adjusted pursuant to this Section 4, upon full exercise, includes a fractional interest in a share of Common Stock, the Company shall, upon such exercise, round down to the nearest whole number the Number of Director Warrant Shares issuable. If the Registered Holder of a fractional Director Warrant, as a result of any adjustment pursuant to this Section 4, would be entitled, upon the full exercise thereof, to receive a fractional interest in a share, the Company shall, upon such full exercise, round down to the nearest whole number the number of shares of Common Stock issuable to such holder.

4.7

Form of Director Warrant. The form of Director Warrant need not be changed because of any adjustment pursuant to this Section 4 or upon the determination of the Number of Director Warrant Shares issuable pursuant to Section 3.1 (or any adjustment thereto), and any Director Warrant issued or countersigned after such adjustment may state the same Warrant Price as is stated in Director Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Director Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Director Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Director Warrant or otherwise, may be in the form as so changed.

4.8

Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Director Warrants in order to (i) avoid an adverse economic impact on the Director Warrants and (ii) effectuate the intent and purpose of this Section 4 (including, but not limited to, an event that is dilutive to the Common Stock), then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Director Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Director Warrants in a manner that is consistent with any adjustment recommended in such opinion.

4.9

No Adjustment Upon Certain Events. For the avoidance of doubt, no adjustment shall be made to the terms of the Director Warrants solely as a result of (i) the issuance of the Forward Purchase Units or securities underlying the Forward Purchase Units, (ii) an adjustment to the conversion ratio of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), or (iii) the conversion of the Class B Common Stock into shares of Class A Common Stock, in the case of each of clauses (ii) and (iii) above, pursuant to the Company’s amended and restated certificate of incorporation, as in effect on the date hereof.

4.10

Spin-Off Adjustments. With respect to an adjustment pursuant to this Section where there has been a payment of a dividend or other distribution on the Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to any of its subsidiaries or other business units of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), each Director Warrant will be amended such that it is replaced with two (2) new warrant agreements (the “Spin-Off Warrant” and the “Remaining Warrant”) referencing, respectively, the equity interest of the Spin-Off company and the Common Stock of the remaining company. The Remaining Warrants shall continue to represent a right to purchase a number of shares of Common Stock equal to the Number of Director Warrant Shares as in effect immediately before the Spin-Off, and the Spin-Off Warrants shall represent a right to purchase the number of shares or other equity interests the Registered Holder(s) would have received had the Registered Holder(s) exercised its Director Warrants in full immediately prior to the Spin-Off. The aggregate Warrant Price shall be apportioned between those two warrants in accordance with the relative values of the shares or other equity interests underlying each, as determined based on the average of the daily volume-weighted average trading prices of those shares or other equity interests during the 10 consecutive trading days commencing on, and including, the trading day next succeeding the Spin-Off date.

4.11

Rights Offerings. If the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants (other than in connection with a stockholder rights plan) entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the daily volume-weighted average trading prices of the Common Stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, at the sole discretion of the Registered Holder, the Registered Holder may elect (including a partial election whereby the Registered Holder receives the proportionate benefits of subclauses (1) and (2) herein) either (1) to receive a number of rights that reflects the amount of rights the Registered Holders would have received had it exercised its Director Warrants in full prior to the rights offering and received Common Stock, or (2) to have the Warrant Price reduced based on the following formula:

Warrant Price (Adjusted) = WP(Pre) * [(OS0 + Y)/(OS0 + X)]

where,

WP(Pre) = the Warrant Price in effect immediately prior to the open of business on the ex-dividend date for such issuance;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on such ex-dividend date;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the daily volume-weighted average trading prices of the Common Stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

If any event requiring adjustment under this Section 4.11 occurs at any time following the initial Business Combination, the Number of Director Warrant Shares shall be adjusted as follows:

Number of Director Warrant Shares (Adjusted) = DWSPre * [(OS0 + X)/(OS0 + Y)]

where,

DWSPre means the Number of Director Warrant Shares immediately prior to such event;

and,

OS0, X and Y are each as defined above.

Any amendment made under this Section shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that any rights, options or warrants that triggered a decrease in Warrant Price under this Section shall expire unexercised, the decrease shall be recalculated as though such expired rights, options or warrants had never been issued.

For purposes of this Section, in determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase shares of the Common Stock at less than such average of daily volume-weighted average trading prices of the Common Stock referred to in the beginning of this Section, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined in good faith by the Board.

4.12

Self-Tender Offers at a Premium. If the Company makes a payment in respect of a tender or exchange offer it launches for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the daily volume-weighted average trading prices of the Common Stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (such date, the “Expiration Date”), the Warrant Price shall be reduced based on the following formula:

Warrant Price (Adjusted) = WP(Pre) * [(OS0 * SP1)/(AC+ (SP1 * OS1))]

where,

WP(Pre) = the Warrant Price in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the Expiration Date;

AC = the aggregate value of all cash and any other consideration (as determined by the in good faith by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the time (the “Expiration Time”) such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1 = the number of shares of Common Stock outstanding immediately after the Expiration Time (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the daily volume-weighted average trading prices of the Common Stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the Expiration Date.

If any event requiring adjustment under this Section 4.12 occurs at any time following the initial Business Combination, the Number of Director Warrant Shares shall be adjusted as follows:

Number of Director Warrant Shares (Adjusted) = DWSPre*[(AC+(SP1* OS1))/ (OS0*SP1)]

where,

DWSPRE = the Number of Director Warrant Shares immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the Expiration Date;

and,

AC, OS0, OS1 and SP1 are each as defined above.

5	TRANSFER AND EXCHANGE OF DIRECTOR WARRANTS

5.1

Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding whole or partial Director Warrant upon the Warrant Register, upon surrender of such Director Warrant for transfer, in the case of certificated warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon the transfer of a whole Director Warrant (or the entire remaining amount of a Director Warrant) held by a Registered Holder, a new Director Warrant representing the Number of Director Warrant Shares (or number of Remaining Shares) issuable upon the exercise thereof, shall be issued and the old Director Warrant shall be cancelled by the Warrant Agent. Upon the transfer of a portion of a Director Warrant held by a Registered Holder, new Director Warrants representing the corresponding amounts of Director Warrant Shares issuable in respect of such portions shall be issued to the transferor and transferee(s). Upon the transfer of a whole Director Warrant held by a Registered Holder prior to the initial determination of the total Number of Director Warrant Shares issuable, pursuant to Section 3.1, a new whole Director Warrant shall be issued and the old Director Warrant shall be cancelled by the Warrant Agent. Upon the transfer of a portion of a Director Warrant held by a Registered Holder prior to the initial determination of the total Number of Director Warrant Shares issuable, pursuant to Section 3.1, new Director Warrants reflecting the corresponding percentages of a whole Director Warrant in respect of such portions shall be issued to the transferor and transferee(s). In the case of certificated warrants, the Director Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2

Procedure for Surrender of Director Warrants. Director Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Director Warrants as requested by the Registered Holder of the Director Warrant so surrendered, representing an equal aggregate number of Director Warrant Shares (or the applicable percentage of a whole Director Warrant); provided, however, that in the event that a Director Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Director Warrant and issue new Director Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company (who may be in-house counsel) stating that such transfer may be made and indicating whether the new Director Warrants must also bear a restrictive legend.

5.3	Service Charges. No service charge shall be made for any exchange or registration of transfer of Director Warrants.

5.4

Director Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Director Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Director Warrants duly executed on behalf of the Company for such purpose.

6	OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF DIRECTOR WARRANTS

6.1

No Rights as Stockholder. A Director Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2

Lost, Stolen, Mutilated, or Destroyed Warrants. If any Director Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent shall on such terms as to indemnity or otherwise as they may in their reasonable discretion impose (which shall, in the case of a mutilated Director Warrant, include the surrender thereof), issue a new Director Warrant of like denomination, tenor, and date as the Director Warrant so lost, stolen, mutilated, or destroyed. Any such new Director Warrant shall constitute an additional contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Director Warrant shall be at any time enforceable by anyone.

6.3

Reservation of Shares of Common Stock. The Company shall at all times (including in connection with the initial Business Combination) reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of the outstanding amount of the Director Warrants issued pursuant to this Agreement.

6.4	Registration of Shares of Common Stock.

(a)

Registration of the Shares of Common Stock Underlying the Director Warrants. The Directors, and their Permitted Transferees, shall have such registration rights as provided under that certain Registration Rights Agreement among the Company, Sponsor and the other parties thereto, dated July [●], 2020.

(b)

Cashless Exercise. The Registered Holder of a Director Warrant shall have the right to exercise a Director Warrant in whole or in part on a “cashless” basis as provided in subsection 3.3(a). In connection with the “cashless exercise” of a Director Warrant at a time when there is not an effective registration statement with respect to the Director Warrant Shares, the Company shall, upon request, provide the Warrant Agent with an instruction stating that (i) such exercise of such Director Warrant on a “cashless basis” is not required to be registered under the Securities Act and (ii) as applicable, (A) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend or (B) such shares of Common Stock shall bear a restrictive legend and the terms of that restrictive legend.

7	CONCERNING THE WARRANT AGENT AND OTHER MATTERS

7.1

Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon any exercise of the Director Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of a Director Warrants or such shares of Common Stock.

7.2	Resignation, Consolidation, or Merger of Warrant Agent.

(a)

Resignation of Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company and upon the appointment of a successor Warrant Agent. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of ninety (90) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Director Warrant (who shall, with such notice, submit his, her, their or its Director Warrant for inspection by the Company), then the holder of any Director Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor

Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

(b)

Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent, the Transfer Agent for the Common Stock and the Registered Holders of the Director Warrants not later than the effective date of any such appointment.

(c)

Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.3	Fees and Expenses of Warrant Agent.

(a)

Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder, all in accordance with a services agreement that may be entered into separately.

(b)

Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4	Liability of Warrant Agent.

(a)

Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Corporate Secretary or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

(b)

Indemnity. The Warrant Agent shall be liable hereunder only for its own, or its representatives’, gross negligence, willful misconduct, fraud, bad faith or material breach of this Agreement. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s, or its representatives’, gross negligence, willful misconduct, fraud, bad faith or material breach of this Agreement.

(c)

Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Director Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Director Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment, other than making adjustments as directed by the Company; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Director Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

7.5

Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account as promptly as practicable to the Company with respect to any Director Warrant exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of a Director Warrant.

7.6

Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) or in the Director Warrants (including any proceeds from the sale thereof), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account or the Director Warrants for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and Director Warrants and any and all rights to seek access to the Trust Account and the Director Warrants.

8	MISCELLANEOUS PROVISIONS

8.1

Successors. All the covenants and provisions of this Agreement by or for the benefit of Pershing Square Tontine Holdings or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2

Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Director Warrant to or on the Company shall be sufficiently given (i) if by email, when the email is sent on a business day and receipt is confirmed or (ii) when so delivered if by hand, on the next business day if sent by overnight delivery, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Pershing Square Tontine Holdings, Ltd.

787 Eleventh Avenue, 9th Floor

New York, NY 10019

Attention: milankov@persq.com

Copy to: Legal@persq.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Director Warrant or by the Company to or on the Warrant Agent shall be sufficiently given (i) if by email, when the email is sent on a business day and receipt is confirmed, or (ii) when so delivered if by hand, on the next business day if sent by overnight delivery, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

8.3

Applicable Law. The validity, interpretation, and performance of this Agreement and of the Director Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company and Warrant Agent hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company and Warrant Agent hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

8.4

Compliance and Confidentiality. The Warrant Agent shall perform its duties under this Agreement in compliance with all applicable laws and keep confidential all information relating to this Agreement and, except as required by applicable law, shall not use such information for any purpose other than the performance of the Warrant Agent’s obligations under this Agreement.

8.5

Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Director Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Director Warrants.

8.6

Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Director Warrant. The Warrant Agent may require any such holder to submit such holder’s Director Warrant for inspection by the Warrant Agent.

8.7

Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. All signatures required or contemplated by this Agreement may be electronic.

8.8	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

8.9

Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable, but only if the amendment shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of the Director Warrants, shall require the vote or written consent of the Registered Holder(s) representing 50% of the shares issuable pursuant to the then-outstanding amount of Director Warrants. Notwithstanding the foregoing, the Company may adjust the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

8.10

Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A Form of Director Warrant Certificate

Exhibit B Restricted Legend

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PERSHING SQUARE TONTINE HOLDINGS, LTD.

By:
Name: Title:

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY, as Warrant Agent

By:
Name: Title:

[Signature Page to Director Warrant Agreement]

EXHIBIT A

[Form of Director Warrant Certificate]

[FACE]

Number

Director Warrant

PERSHING SQUARE TONTINE HOLDINGS, LTD.

Incorporated Under the Laws of the State of Delaware

Director Warrant Certificate

This Warrant Certificate certifies that [            ], or registered assigns, is the registered holder of the warrant(s) evidenced hereby (the “Director Warrants” and each, a “Director Warrant”) to purchase shares of Common Stock (as defined below) of the Company (as defined below). Each Director Warrant, or portion thereof, entitles the holder, upon exercise during the period set forth in the Director Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Director Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Director Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Director Warrant Agreement. Defined terms used in this Director Warrant Certificate but not defined herein shall have the meanings given to them in the Director Warrant Agreement.

The term “Company” as used in this Director Warrant Certificate refers to, prior to the initial Business Combination, Pershing Square Tontine Holdings, and to the continuing publicly traded entity that will exist as a result of the initial Business Combination, whether such continuing entity is Pershing Square Tontine Holdings, Ltd. or another entity.

The term “Common Stock” as used in this Director Warrant Certificate shall refer to (i) the Class A common stock, par value $0.0001 per share, of Pershing Square Tontine Holdings, if Pershing Square Tontine Holdings is the continuing corporation following the initial Business Combination, (ii) the common stock, membership interests, units, or other equity security representing the share capital of the continuing corporation following the initial Business Combination, if such entity is not Pershing Square Tontine Holdings, or (iii) such other equity security as agreed upon in writing by the Registered Holders of the Director Warrants representing 50% of the shares issuable upon the exercise of the then-outstanding amount of the Director Warrants and the Company.

A whole Director Warrant will initially be exercisable for that number of shares of Common Stock equal to the product of (i) the percentage obtained by dividing (A) the purchase price of such Director Warrant by (B) $3,250,000 and (ii) the product of (A) 0.2975% and (B) the number of shares of Common Stock that are outstanding immediately following the initial Business

Combination on a Fully Diluted Basis, as provided in Section 3.1 of the Director Warrant Agreement and subject to adjustment upon certain events set forth in the Director Warrant Agreement.

The initial Exercise Price per share of Common Stock for which the Director Warrant is exercised is equal to $24.00 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Director Warrant Agreement.

Subject to the conditions set forth in the Director Warrant Agreement, a Director Warrant may be exercised only during the Exercise Period and to the extent not exercised or deemed exercised by the end of such Exercise Period, such Director Warrant shall become void.

Reference is hereby made to the further provisions of this Director Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Director Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Director Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

PERSHING SQUARE TONTINE HOLDINGS, LTD.

By:
Name: Title:

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY, as Warrant Agent

By:
Name: Title:

[Form of Director Warrant Certificate]

[Reverse]

The Director Warrant evidenced by this Director Warrant Certificate relates to the duly authorized issue of the Director Warrant entitling the holder on exercise to receive shares of Common Stock and is to be issued pursuant to a Director Warrant Agreement dated as of July [●], 2020 (as amended or supplemented from time to time, the “Director Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Director Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Director Warrant. A copy of the Director Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Director Warrant Agreement.

The Director Warrant may be exercised, in whole or in part, at any time during the Exercise Period set forth in the Director Warrant Agreement. The holder of the Director Warrant evidenced by this Director Warrant Certificate may exercise the Director Warrant by surrendering this Director Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Director Warrant Agreement (or through “cashless exercise” as provided for in the Director Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of the Director Warrant evidenced hereby shall be less than the total Number of Director Warrant Shares issuable hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Director Warrant Certificate evidencing the portion of the Director Warrant not exercised.

The Director Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Director Warrant as set forth on the face hereof may, subject to certain conditions, be adjusted and such adjustments shall cumulate. If, upon full exercise of a Director Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Director Warrant.

Director Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Director Warrant Agreement, but without payment of any service charge, for another Director Warrant Certificate or Director Warrant Certificates of like tenor evidencing in the aggregate a like amount of the Director Warrant.

Upon due presentation for registration of transfer of this Director Warrant Certificate at the office of the Warrant Agent a new Director Warrant Certificate or Director Warrant Certificates of like tenor and evidencing in the aggregate a like amount of the Director Warrant shall be issued to the transferee(s) in exchange for this Director Warrant Certificate, subject to the limitations provided in the Director Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder hereof as the absolute owner of this Director Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Director Warrant nor this Director Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Director Warrant)

The undersigned hereby irrevocably elects to exercise the Director Warrant represented by this Director Warrant Certificate with respect to [            ] shares of Common Stock and, unless the cashless provisions set forth below are completed, herewith tenders payment for such shares of Common Stock to the order of the Company in the amount of $__________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of _______________, whose address is ____________________ and that such shares of Common Stock be delivered to whose address is ____________________. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Director Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of _______________, whose address is ____________________ and that such Director Warrant Certificate be delivered to _______________, whose address is ____________________.

In the event that the Director Warrant is to be exercised on a “cashless” basis pursuant to subsection 3.3(a) of the Director Warrant Agreement, the number of shares of Common Stock that this Director Warrant is exercisable for shall be determined in accordance with subsection 3.3(a) of the Director Warrant Agreement, and the holder hereof shall complete the following:

The undersigned hereby irrevocably elects to exercise the Director Warrant represented by this Director Warrant Certificate with respect to [            ] shares of Common Stock, through the cashless exercise provisions of the Director Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Director Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of _______________, whose address is ____________________, and that such Director Warrant Certificate be delivered to _______________, whose address is ____________________.

[Signature Page Follows]

Date: , 20
(Signature) (Address) (Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

EXHIBIT B

DIRECTOR WARRANT LEGEND

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE DIRECTOR WARRANT PURCHASE AGREEMENT BY AND AMONG PERSHING SQUARE TONTINE HOLDINGS, LTD. (THE “COMPANY”) AND CERTAIN DIRECTORS OF THE COMPANY, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS SPECIFIED IN THE DIRECTOR WARRANT AGREEMENT REFERRED TO HEREIN EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE DIRECTOR WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.”